Consent of Independent Registered Public Accounting Firm

February 2, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We consent to the inclusion of our report dated April 25, 2008, to the audited financial statements of Konsta Real Estate Properties, Ltd. (the “Company”) for the years ending December 31, 2007 and December 31, 2006 in the Registration Statement on Form 20-F of the Company (the “Registration Statement”), and to the reference to our firm under the heading “Statement by Experts,” each of which is included herein in the Registration Statement.

“Intercom-Audit” (BKR International)
Chartered Accountants, Licensed Public Accountants
Moscow, Russia

February 2, 2009

 ____________________
Akhmetov Askar
Managing Partner